Filed Pursuant to Rule 424(b)(3)
Registration No. 333-255936

SUPPLEMENT, DATED SEPTEMBER 8, 2021, TO

PROXY STATEMENT FOR SPECIAL MEETING OF
FUSION ACQUISITION CORP.
PROSPECTUS FOR 237,500,000 SHARES OF CLASS A COMMON STOCK

This supplement is being mailed to the stockholders of Fusion Acquisition Corp. (“Fusion”) who are eligible to vote at the special meeting of stockholders of Fusion to be held on September 21, 2021 (the “Special Meeting”) and supplements the information contained in Fusion’s proxy statement/prospectus, dated September 3, 2021 (the “proxy statement/prospectus”). Capitalized terms used herein but not defined herein shall have the meanings assigned to them in the proxy statement/prospectus.

At the Special Meeting, stockholders will be asked to approve, among other things, a business combination transaction involving Fusion and MoneyLion Inc. (“MoneyLion”). The purpose of this supplement is to (i) bifurcate Proposal No. 2, the Charter Proposal, into two separate proposals and to provide that, solely with respect to Charter Proposal B, that the holders of Fusion’s Class A common stock have a separate class vote, (ii) to reflect that Fusion and MoneyLion entered into Amendment No. 2 to the Merger Agreement and (iii) to make other related disclosures.

Except to the extent amended, revised or updated by the information contained herein, this supplement does not amend, revise or update any of the other information set forth in the proxy statement/prospectus.

This supplement, which forms part of a registration statement on Form S-4 filed by Fusion with the SEC, constitutes a supplement to the prospectus of Fusion for purposes of the Securities Act of 1933, as amended, with respect to the Fusion common stock to be issued in connection with the Merger. This supplement also constitutes a supplement to the proxy statement of Fusion for purposes of the Securities Exchange Act of 1934, as amended. You should not assume that the information contained in this document is accurate as of any date other than September 8, 2021, the date of this supplement.

To the extent the information in this supplement differs from or updates the information contained in the proxy statement/prospectus, the information in this supplement governs. Fusion urges you to read carefully and in their entirety the proxy statement/prospectus and this supplement.

This supplement is being filed with the Securities and Exchange Commission and is first being mailed to Fusion stockholders on or about September 8, 2021.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT/PROSPECTUS.

REVISED DISCLOSURE

This supplemental information should be read in conjunction with the proxy statement/prospectus which should be read in its entirety. Page references in the below disclosures are to pages in the proxy statement/prospectus, and defined terms used but not defined herein have the meanings set forth in the proxy statement/prospectus. To the extent the following information differs from or conflicts with the information contained in the proxy statement/prospectus, the information set forth below shall be deemed to supersede the respective information in the proxy statement/prospectus. Underlined text shows text being added to and strikethrough text shows text being removed from a referenced disclosure in the proxy statement/prospectus.

The cover of the proxy statement/prospectus is hereby revised as follows:

The first and second paragraphs on the cover of the proxy statement/prospectus are hereby amended and restated as follows:

On February 11, 2021, the board of directors of Fusion Acquisition Corp., a Delaware corporation (“Fusion,” “we,” “us” or “our”), unanimously approved an agreement and plan of merger, dated February 11, 2021, by and among Fusion, ML Merger Sub Inc., a wholly owned subsidiary of Fusion (“Merger Sub”), and MoneyLion Inc. (“MoneyLion”) (as amended on June 28, 2021 and September 4, 2021 and as it may be further amended and/or restated from time to time, the “Merger Agreement”). Copies of the Merger Agreement, ~~and~~ Amendment No. 1 to the Merger Agreement and Amendment No. 2, are attached to this proxy statement/prospectus as Annex A, ~~and~~ Annex G and Annex H, respectively. If the Merger Agreement is adopted by Fusion’s stockholders and the transactions under the Merger Agreement are consummated, Merger Sub will merge with and into MoneyLion with MoneyLion surviving the merger as a wholly owned subsidiary of Fusion (the “Business Combination”). In addition, in connection with the consummation of the Business Combination, Fusion will be renamed “MoneyLion Inc.” and is referred to herein as “New MoneyLion” as of the time following such change of name.

Under the Merger Agreement, Fusion has agreed to acquire all of the outstanding equity interests of MoneyLion for $2,200,000,000.00 in aggregate consideration. The aggregate consideration to be paid to MoneyLion stockholders shall be (i) shares of Class A common stock of New MoneyLion (valued at $10.00 per share), and, if elected by MoneyLion, cash consideration of up to 80% of the lower of (A) the amount (which may be zero) by which the Parent Closing Cash (as defined in the Merger Agreement) exceeds $260,000,000 and (B) $100,000,000, and (ii) the contingent right to receive a pro rata portion of up to 17,500,000 shares of Class A common stock of New MoneyLion (the “Earn Out Shares”). If MoneyLion makes an election to receive cash consideration, holders of certain MoneyLion options would receive the remaining 20% of the cash consideration in lieu of receiving options to acquire New MoneyLion Class A common stock. See the “Sources and Uses of Funds for the Business Combination” section for more information. Pursuant to the Merger Agreement, the election to receive cash will be made after the special meeting of Fusion stockholders (the “Special Meeting”) and prior to the Closing. Consequently, at the time of the Special Meeting, Fusion’s stockholders will not know or be able to determine the amount of cash consideration the MoneyLion stockholders will receive at Closing (if any). See “Risk Factors — Risks Related to Fusion and the Business Combination — Because the election by MoneyLion stockholders to receive cash consideration will not occur until after the Special Meeting, you will not know what portion of the merger consideration will be paid in cash to MoneyLion stockholders (if any) prior to casting your vote at the Special Meeting.” for more information.

The Notice of Special Meeting of Stockholders is hereby revised as follows:

Bullet point (a) is hereby amended and restated as follows:

(a)     Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve the agreement and plan of merger, dated as of February 11, 2021 (as amended on June 28, 2021 and September 4, 2021 and as it may be further amended and/or restated from time to time, the “Merger Agreement”), by and among Fusion Acquisition Corp. (“Fusion”), ML Merger Sub Inc.,

a Delaware corporation and a wholly-owned subsidiary of Fusion (“Merger Sub”), and MoneyLion Inc., a Delaware corporation (“MoneyLion”); and the transactions contemplated thereby, pursuant to which Merger Sub will merge with and into MoneyLion with MoneyLion surviving the merger as a wholly owned subsidiary of Fusion (the transactions contemplated by the Merger Agreement, the “Business Combination” and such proposal, the “Business Combination Proposal”);

Bullet point (b) is hereby amended and restated in its entirety as follows:

(b)    Proposal No. 2 — The Charter Proposals — to consider and vote upon separate proposals to amend and restate, and further amend, assuming the Business Combination Proposal is approved and adopted, Fusion’s third amended and restated certificate of incorporation, dated June 25, 2020 (the “Current Charter”) as follows (such amended and restated certificate of incorporation referred to herein as the “A&R Charter” and the A&R Charter as further amended referred to herein as the “Proposed Charter”):

(i)     A proposal to approve and adopt, assuming the Business Combination Proposal is approved and adopted, the A&R Charter, which, if approved, would take effect upon the Closing (we refer to this proposal as “Charter Proposal A”); and

(ii)    A proposal to approve and adopt, assuming the Business Combination Proposal and Charter Proposal A are approved and adopted, an amendment to the A&R Charter to increase the number of authorized shares of Class A common stock, par value $0.0001 per share, of New MoneyLion (the “New MoneyLion Class A common stock”) from 380,000,000 to 2,000,000,000 and the total number of authorized shares from 401,000,000 to 2,200,000,000, which, if approved, would take effect upon the Closing (we refer to this proposal as “Charter Proposal B”);

Bullet (d) is hereby amended and restated as follows:

(d)    Proposal No. 4 — The Stock Issuance Proposal — to consider and vote upon a proposal to approve, assuming the Business Combination Proposal and the Charter Proposals are approved and adopted, for the purposes of complying with the applicable listing rules of the NYSE, the issuance of (x) shares of Fusion Class A common stock pursuant to the terms of the Merger Agreement and (y) shares of Fusion Class A common stock to certain institutional investors (the “PIPE Investors”) in connection with the Private Placement (as defined below) (we refer to such proposal as the “Stock Issuance Proposal”);

Bullet (e) is hereby amended and restated as follows:

(e)     Proposal No. 5 — The Incentive Plan Proposal — to consider and vote upon a proposal to approve, assuming the Business Combination Proposal, the Charter Proposals and the Stock Issuance Proposal are approved and adopted, the MoneyLion Inc. Omnibus Incentive Plan (the “Incentive Plan”), a copy of which is attached to this proxy statement/prospectus as Annex E, including the authorization of the initial share reserve under the Incentive Plan (we refer to such proposal as the “Incentive Plan Proposal”);

Bullet (f) is hereby amended and restated as follows:

(f)     Proposal No. 6 — The ESPP Proposal — to consider and vote upon a proposal to approve, assuming the Business Combination Proposal, the Charter Proposals, the Stock Issuance Proposal and the Incentive Plan Proposal are approved and adopted, the MoneyLion Inc. Employee Stock Purchase Plan (the “ESPP”), a copy of which is attached to this proxy statement/prospectus as Annex F, including the authorization of the initial share reserve under the ESPP (we refer to such proposal as the “ESPP Proposal”);

Bullet (g) is hereby amended and restated as follows:

(g)    Proposal No. 7 — The Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the

Business Combination Proposal, the Charter Proposals, the Stock Issuance Proposal, the Incentive Plan Proposal and the ESPP Proposal (together the “condition precedent proposals”) would not be duly approved and adopted by our stockholders or we determine that one or more of the closing conditions under the Merger Agreement is not satisfied or waived (we refer to such proposal as the “Adjournment Proposal”).

The fourth to last paragraph is hereby amended and restated as follows:

All Fusion stockholders are cordially invited to attend the Special Meeting which will be held in virtual format. You will not be able to physically attend the Special Meeting. To ensure your representation at the Special Meeting, however, you are urged to complete, sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible. If you are a stockholder of record holding shares of Fusion Shares, you may also cast your vote at the Special Meeting electronically by visiting https://www.cstproxy.com/fusionacquisitioncorp/2021. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Special Meeting and vote electronically, obtain a proxy from your broker or bank. Each of the Charter Proposals require~~s~~ the affirmative vote of the holders of at least a majority of the outstanding shares of Fusion Shares, voting as a single class. In addition, Charter Proposal B will be subject to the vote of the affirmative vote of holders of a majority of the outstanding shares of Fusion Class A Common Stock, voting as a class. Accordingly, if you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as a vote “AGAINST” each of the Charter Proposals. Because approval of the other proposals only require a majority of the votes cast, assuming a quorum is established at the Special Meeting, if you do not vote or do not instruct your broker or bank how to vote, it will have no effect on these other proposals because such action would not count as a vote cast at the Special Meeting.

The section of the proxy statement/prospectus entitled “Certain Defined Terms” is hereby revised as follows:

The following paragraphs are hereby inserted on page 2 of the proxy statement/prospectus under the definition of “Amendment No. 1”:

“Amendment No. 2” means that certain Amendment No. 2 to the Merger Agreement, dated September 4, 2021 by and among Fusion, MoneyLion and Merger Sub.

“A&R Charter” means the proposed fourth amended and restated certificate of incorporation to be adopted by Fusion pursuant to Charter Proposal A immediately prior to the Closing.

The definition of “Merger Agreement” on page 3 of the proxy statement prospectus is hereby amended and restated as follows:

“Merger Agreement” means that Agreement and Plan of Merger, dated as of February 11, 2021 (as amended on June 28, 2021 and September 4, 2021 and as it may be further amended or otherwise modified from time to time), by and among Fusion, Merger Sub and MoneyLion.

The definition of “Proposed Charter” on page 3 of the proxy statement prospectus is hereby amended and restated as follows:

“Proposed Charter” means the ~~proposed fourth amended and restated certificate of incorporation~~A&R Charter, as amended as set forth in Charter Proposal B, to be adopted by Fusion pursuant to the Charter Proposals immediately prior to the Closing (and which at and after the Closing will operate as the fourth amended and restated certificate of incorporation of New MoneyLion), a copy of which is attached as Annex B to this proxy statement/prospectus.

The section of the proxy statement/prospectus entitled “Questions and Answers about the Business Combination and Special Meeting” is hereby revised as follows:

The fourth, fifth and sixth bullets on page 8 of the proxy statement/prospectus under the subsection entitled “Q: What matters will be considered at the Special Meeting?” are hereby amended and restated as follows:

A:     The Fusion Stockholders will be asked to consider and vote on the following proposals:

•        a proposal to adopt the Merger Agreement and approve the Business Combination (the “Business Combination Proposal”);

•        a proposal to approve, assuming the Business Combination Proposal is approved and adopted, the Proposed Charter (the “Charter Proposal”);

•        a proposal to approve, on a non-binding advisory basis and as required by applicable SEC guidance, certain material differences between the Current Charter and the Proposed Charter (the “Advisory Charter Proposals”);

•        to consider and vote upon a proposal to approve, assuming the Business Combination Proposal and the Charter Proposals are approved and adopted, for the purposes of complying with the applicable listing rules of the NYSE, the issuance of shares of New MoneyLion Class A common stock pursuant to the terms of the Merger Agreement (the “Stock Issuance Proposal”);

•        to consider and vote upon a proposal to approve, assuming the Business Combination Proposal, the Charter Proposals and the Stock Issuance Proposal are approved and adopted, the MoneyLion Inc. Omnibus Incentive Plan (the “Incentive Plan Proposal”);

•        to consider and vote upon a proposal to approve, assuming the Business Combination Proposal, the Charter Proposals, the Stock Issuance Proposal and the Incentive Plan Proposal are approved and adopted, the MoneyLion Inc. Employee Stock Purchase Plan (the “ESPP Proposal”); and

•        to consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the condition precedent proposals would not be duly approved and adopted by our stockholders or we determine that one or more of the closing conditions under the Merger Agreement is not satisfied or waived (the “Adjournment Proposal”).

The second paragraph on page 9 of the proxy statement/prospectus under the subsection entitled “Q: What Fusion Stockholder vote is required for the approval of each proposal brought before the Special Meeting?” is hereby amended and restated as follows:

The Charter Proposals.    Approval of each of the Charter Proposals requires the affirmative vote of the holders of at least a majority of the outstanding Fusion Shares entitled to vote thereon, voting as a single class. In addition, Charter Proposal B will be subject to the vote of the affirmative vote of holders of a majority of the outstanding shares of Fusion Class A Common Stock, voting as a class. The failure to vote, abstentions and broker non-votes have the same effect as a vote “AGAINST” each of these proposals.

The first paragraph on page 10 of the proxy supplement/prospectus under the subsection entitled “Q: What will MoneyLion’s equity holders receive in connection with the Business Combination?” is hereby amended and restated as follows:

A:     The aggregate value of the consideration paid in respect of MoneyLion is $2,200,000,000.00. The aggregate consideration to be paid to MoneyLion stockholders shall be (i) shares of New MoneyLion Class A common stock (valued at $10.00 per share), and, if elected by MoneyLion, cash consideration of up to 80% of the lower of (A) the amount (which may be zero) by which the Parent Closing Cash exceeds $260,000,000 and (B) $100,000,000, and (ii) the contingent right to receive a pro rata portion of up to 17,500,000 shares of New MoneyLion Class A common stock (the “Earn Out Shares”). If MoneyLion makes an election to receive cash consideration, holders of certain MoneyLion options would receive the remaining 20% of the cash consideration in lieu of receiving options to acquire New MoneyLion Class A common stock. See the “Sources and Uses of Funds for the Business Combination” section for more information. Pursuant to the Merger Agreement, the election to receive cash will be made after the Special Meeting of Fusion Stockholders and prior to the Closing. Consequently, at the time of the special meeting, you will not know or be able to determine the amount of cash consideration the MoneyLion stockholders will receive at Closing (if any). See “Risk Factors — Risks Related to Fusion and the Business Combination — Because the election by MoneyLion stockholders to receive cash consideration will not occur until after the Special Meeting, you will not know what portion of the merger consideration will be paid in cash to MoneyLion stockholders (if any) prior to casting your vote at the Special Meeting.” for more information.

The section of the proxy statement/prospectus entitled “Summary of the Proxy Statement/Prospectus” is hereby revised as follows:

The first paragraph on page 25 of the proxy statement/prospectus under the subsection entitled “The Business Combination and the Merger Agreement” is hereby amended and restated as follows:

The terms and conditions of the Business Combination are contained in the Merger Agreement, as amended by Amendment No. 1 and Amendment No. 2, which are attached as Annex A ~~and~~, Annex G and Annex H to this proxy statement/prospectus, respectively. We encourage you to read the Merger Agreement carefully and in its entirety, as it is the legal document that governs the Business Combination.

The first paragraph on page 26 of the proxy statement/prospectus under the subsection entitled “Merger Consideration” is hereby amended and restated as follows:

The aggregate value of the consideration paid in respect of MoneyLion is $2,200,000,000.00. The aggregate consideration to be paid to MoneyLion stockholders shall be (i) shares of New MoneyLion Class A common stock (valued at $10.00 per share), and, if elected by MoneyLion, cash consideration of up to 80% of the lower of (A) the amount (which may be zero) by which the Parent Closing Cash exceeds $260,000,000 and (B) $100,000,000, and (ii) the contingent right to receive a pro rata portion of the Earn Out Shares. If MoneyLion makes an election to receive cash consideration, holders of certain MoneyLion options would receive the remaining 20% of the cash consideration in lieu of receiving options to acquire New MoneyLion Class A common stock. Pursuant to the Merger Agreement, the election to receive cash will be made after the Special Meeting of Fusion Stockholders and prior to the Closing. Consequently, at the time of the Special Meeting, Fusion’s stockholders will not know or be able to determine the amount of cash consideration the MoneyLion stockholders will receive at Closing (if any). See “Risk Factors — Risks Related to Fusion and the Business Combination — Because the election by MoneyLion stockholders to receive cash consideration will not occur until after the Special Meeting, you will not know what portion of the merger consideration will be paid in cash to MoneyLion stockholders (if any) prior to casting your vote at the Special Meeting.” for more information.

The first paragraph on page 28 of the proxy statement/prospectus under the subsection entitled “Special Meeting of Fusion Stockholders and the Proposals” is hereby amended and restated as follows:

Approval of each of the Charter Proposals requires the affirmative vote of a majority of the outstanding Fusion Shares, voting together as a single class. In addition, Charter Proposal B will be subject to the vote of the affirmative vote of holders of a majority of the outstanding shares of Fusion Class A Common Stock, voting as a class. Abstentions and broker non-votes have the same effect as a vote “AGAINST” each of these proposals.

The first paragraph on page 29 of the proxy statement/prospectus under the subsection “Conditions to the Completion of the Business Combination” is hereby amended and restated as follows:

The Business Combination is subject to customary Closing conditions, including (i) approval by Fusion’s stockholders and MoneyLion’s stockholders of the Merger Agreement, the Business Combination and certain other actions related thereto, (ii) the expiration or termination of the waiting period (or any extension thereof) applicable under the HSR Act, (iii) the absence of a material adverse effect with respect to MoneyLion,

(iv) Fusion having at least $260,000,000 of cash at the Closing, consisting of cash held in the Trust Account after taking into account the exercise by the holders of shares of Fusion Class A common stock issued in Fusion’s initial public offering of securities of their right to redeem such shares of Fusion Class A common stock in accordance with Fusion’s governing documents, if any, and cash received from PIPE Investors, net of transaction expenses of Fusion and MoneyLion and (v) the continued listing of the shares of New MoneyLion Class A common stock on the NYSE. The obligations of MoneyLion to complete the Business Combination are further conditioned on, in addition to customary Closing conditions, the current certificate of incorporation of Fusion shall have been amended and restated in the form contemplated by the Charter Proposals. Unless waived, if any of these conditions are not satisfied, the Business Combination may not be consummated.

The section of the proxy statement/prospectus entitled “Risk Factors” is hereby revised as follows:

The first and second paragraphs on page 72 of the proxy statement/prospectus under the subsection entitled “Because the election by MoneyLion stockholders to receive cash consideration will not occur until after the Special Meeting, you will not know what portion of the merger consideration will be paid in cash to MoneyLion stockholders (if any) prior to casting your vote at the Special Meeting.” are hereby amended and restated as follows:

The aggregate consideration to be paid to MoneyLion stockholders will be (i) shares of Class A common stock of New MoneyLion (valued at $10.00 per share), and, if elected by MoneyLion, cash consideration of up to 80% of the lower of (A) the amount (which may be zero) by which the Parent Closing Cash (as defined in the Merger Agreement) exceeds $260,000,000 and (B) $100,000,000, and (ii) the contingent right to receive a pro rata portion of up to 17,500,000 shares of Class A common stock of New MoneyLion (the “Earn Out Shares”). If MoneyLion makes an election to receive cash consideration, holders of certain MoneyLion options would receive the remaining 20% of the cash consideration in lieu of receiving options to acquire New MoneyLion Class A common stock.

For illustrative purposes, assuming no redemptions by Fusion’s public stockholders and all of the holders of MoneyLion options and MoneyLion warrants that are not automatically exercised in connection with the Business Combination elect to exercise their options or warrants prior to the closing of the Business Combination and (i) assuming MoneyLion ~~stockholders~~ elects to receive $100.0 million of merger consideration in cash at Closing, we will issue 210,000,000 shares of New MoneyLion Class A common stock to the MoneyLion stockholders at Closing and New MoneyLion will have approximately $450,000,000 of cash on its balance sheet after Closing; (ii) assuming MoneyLion ~~stockholders~~ elects to receive $50.0 million of merger consideration in cash at Closing, we will issue 215,000,000 shares of New MoneyLion Class A common stock to the MoneyLion stockholders at Closing and New MoneyLion will have approximately $500,000,000 of cash on its balance sheet after Closing; and (iii) assuming MoneyLion ~~stockholders~~ elects to receive no merger consideration in cash at Closing, we will issue 220,000,000 shares of New MoneyLion Class A common stock to the MoneyLion stockholders at Closing and New MoneyLion will have approximately $550,000,000 of cash on its balance sheet after Closing.

The section of the proxy statement/prospectus entitled “The Special Meeting” is hereby revised as follows:

The first paragraph on page 85 of the proxy statement/prospectus under the subsection entitled “The Business Combination Proposal” is hereby amended and restated as follows:

Fusion Stockholders are being asked to consider and vote on a proposal to adopt the Merger Agreement and thereby approve the Business Combination. You should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination. In particular, your attention is directed to the full text of the Merger Agreement ~~and~~, Amendment No. 1~~,~~ and Amendment No. 2 which are attached as Annex A ~~and~~, Annex G and Annex H to this proxy statement/prospectus, respectively.

The first paragraph on page 85 of the proxy statement/prospectus under the subsection entitled “The Charter Proposal” is hereby amended and restated as follows:

Approval of each of the Charter Proposals requires the affirmative vote of a majority of the outstanding Fusion Shares, voting together as a single class. In addition, Charter Proposal B will be subject to the vote of the affirmative vote of holders of a majority of the outstanding shares of Fusion Class A Common Stock, voting as a class. Abstentions and broker non-votes have the same effect as a vote “AGAINST” each of these proposals.

The section of the proxy statement/prospectus entitled “The Business Combination Proposal” is hereby revised as follows:

The first paragraph on page 91 of the proxy statement/prospectus under the heading “The Business Combination Proposal” is hereby amended and restated as follows:

The Fusion Stockholders are being asked to approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination. All Fusion stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement ~~and~~, Amendment No. 1 and Amendment No. 2, which are attached as Annex A ~~and~~, Annex G and Annex H to this proxy statement/prospectus, respectively. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

The following paragraph is hereby inserted on page 91 of the proxy supplement/prospectus immediately below the second paragraph under the subsection entitled “The Merger Agreement”:

On September 4, 2021, the parties executed Amendment No. 2, which amends the manner in which any cash consideration would be allocated among the equity holders of MoneyLion. Amendment No. 2 provides that certain MoneyLion option holders would receive 20% of any cash consideration paid in connection with the merger. The remaining 80% of any cash consideration would continue to be allocated among stockholders of MoneyLion in the same manner as was previously contemplated by the Merger Agreement. Amendment No. 2 is attached as Annex H to this proxy statement/prospectus.

The first and third paragraphs on page 91 of the proxy statement/prospectus under the subsection entitled “Consideration to MoneyLion Stockholders” are hereby amended and restated as follows:

The aggregate value of the consideration paid in respect of MoneyLion is $2,200,000,000.00. MoneyLion stockholders will receive shares of New MoneyLion Class A common stock valued at $10.00 per share, and, if elected by MoneyLion, cash consideration of up to 80% of the lower of (A) the amount (which may be zero) by which the Parent Closing Cash exceeds $260,000,000 and (B) $100,000,000, together with a contingent right to receive a pro rata portion of the “Earn Out Shares. If MoneyLion makes an election to receive cash consideration, holders of certain MoneyLion options would receive the remaining 20% of the cash consideration in lieu of receiving options to acquire New MoneyLion Class A common stock. See the “Sources and Uses of Funds for the Business Combination” section for more information. Pursuant to the Merger Agreement, the election to receive cash will be made after the Special Meeting of Fusion Stockholders and prior to the Closing. Consequently, at the time of the Special Meeting, Fusion’s stockholders will not know or be able to determine the amount of cash consideration the MoneyLion stockholders will receive at Closing (if any). See “Risk Factors — Risks Related to Fusion and the Business Combination — Because the election by MoneyLion stockholders to receive cash consideration will not occur until after the Special Meeting, you will not know what portion of the merger consideration will be paid in cash to MoneyLion stockholders (if any) prior to casting your vote at the Special Meeting.” for more information.

Additionally, each outstanding MoneyLion option that is outstanding and unexercised, whether or not then vested or exercisable, will be assumed by New MoneyLion and will be converted into an option to acquire New MoneyLion Class A common stock with the same terms and conditions as applied to the MoneyLion option immediately prior to the Effective Time; provided that the number of shares underlying such New MoneyLion option will be determined by multiplying the number of shares of MoneyLion common stock subject to such option immediately prior to the Effective Time, by the option exchange ratio, which product shall be rounded down to the nearest whole number of shares, and the per share exercise price of such New MoneyLion option will be determined by dividing the per share exercise price immediately prior to the Effective Time by the option exchange ratio, which quotient shall be rounded up to the nearest whole cent. Notwithstanding the foregoing, if MoneyLion makes an election to receive cash consideration, holders of certain MoneyLion options would receive the remaining 20% of the cash consideration in lieu of receiving options to acquire New MoneyLion Class A common stock.

The following paragraph is hereby inserted on page 97 of the proxy supplement/prospectus immediately below the last paragraph under the subsection entitled “Background of the Business Combination”:

On September 4, 2021, the parties executed Amendment No. 2, which amends the manner in which any cash consideration would be allocated among the equityholders of MoneyLion. Amendment No. 2 provides that certain MoneyLion option holders would receive 20% of any cash consideration paid in connection with the merger. The remaining 80% of any cash consideration would continue to be allocated among stockholders of MoneyLion in the same manner as was previously contemplated by the Merger Agreement. Amendment No. 2 is attached as Annex H to this proxy statement/prospectus.

The paragraph on page 103 of the proxy statement/prospectus under the subsection entitled “Directors of New MoneyLion After the Business Combination” is hereby amended and restated as follows:

Pursuant to the Merger Agreement, as amended by Amendment No. 1 and Amendment No. 2, the New MoneyLion Board will initially consist of ten directors, one of which will consist of Diwakar Choubey, the Chief Executive Officer of MoneyLion. The remaining members of the board of directors will consist of two directors designated by Fusion who shall qualify as independent under applicable rules and regulations of the SEC and stock exchange rules and regulations (including the applicable rules and regulations of the NYSE), and one of whom shall be mutually acceptable to Fusion and MoneyLion, taking into account relevant public company board composition requirements, and the remaining members of the board of directors will be designated by MoneyLion.

Fusion denies the allegations in the Complaint (as defined below) and denies any alleged violations of law or any legal or equitable duty. Without admitting in any way that the disclosures below are material or otherwise required by law, Fusion makes the following disclosure solely for the purpose of mooting the allegations in the Complaint. The following subsection is hereby inserted on page 104 of the proxy statement/prospectus immediately below the subsection entitled “Accounting Treatment”:

Litigation Relating to the Business Combination

On August 31, 2021, Richard Delman, a purported Fusion stockholder, filed a putative class action complaint in the Delaware Court of Chancery against Fusion and the Fusion Board, alleging that: (i) Fusion and the Fusion Board have violated Section 242(b)(2) of the DGCL by denying holders of Class A common stock a separate class vote in connection with the Charter Proposal and (ii) the Fusion Board breached its fiduciary duties as a result of the alleged DGCL violation and the related filing of an allegedly misleading and incomplete proxy statement/prospectus insofar as it describes the vote to effectuate the Charter Proposal (the “Complaint”).

Mr. Delman also filed: (i) a motion to expedite; and (ii) a motion for preliminary injunction on September 1, 2021, which seeks to prevent the Board from conducting the vote on the Charter Proposal at the Special Meeting.

The Court of Chancery has scheduled a hearing on the motion for preliminary injunction, to be held on September 17, 2021.

The section of the proxy statement/prospectus entitled “The Merger Agreement” is hereby revised as follows:

The first paragraph on page 105 of the proxy statement/prospectus under the heading “The Merger Agreement” is hereby amended and restated as follows:

The following describes certain aspects of the Business Combination, including the material provisions of the Merger Agreement. The following description of the Merger Agreement is subject to, and qualified in its entirety by reference to, the Merger Agreement, as amended by Amendment No. 1~~, both~~ and Amendment No. 2, each of which are attached to this proxy statement/prospectus as Annex A ~~and~~, Annex G and Annex H, respectively, and are incorporated by reference into this proxy statement/prospectus. We urge you to read the Merger Agreement carefully and in its entirety, as it is the legal document governing the Business Combination.

The section of the proxy statement/prospectus entitled “The Charter Proposal” is hereby revised as follows:

The first paragraph on page 123 of the proxy statement/prospectus under the subsection “Overview” is hereby amended and restated as follows:

In connection with the Business Combination, Fusion is asking its stockholders to amend and restate, and further amend, the Current Charter~~approve the adoption of the Proposed Charter, in the form attached hereto as Annex B~~. If the Business Combination and each of the Charter Proposals are approved, the Proposed Charter would replace the Current Charter.

The following paragraphs are hereby inserted on page 124 of the proxy statement/prospectus immediately above the subsection “Vote Required for Approval”:

Charter Proposals A and B

Each Charter Proposal will be voted on separately by Fusion’s stockholders as follows:

•        Charter Proposal A.    In Charter Proposal A, Fusion’s stockholders are being asked to approve and adopt the A&R Charter, which would take effect upon the Closing and include all of the provisions of the Proposed Charter described above, except that the number of authorized shares of New MoneyLion Class A Common Stock will remain at 380,000,000 in accordance with the Current Charter.

•        Charter Proposal B.    In Charter Proposal B, Fusion’s stockholders are being asked to approve and adopt an amendment to the A&R Charter in order to increase the number of shares of New MoneyLion Class A Common Stock from 380,000,000 to 2,000,000,000 and the total number of authorized shares from 401,000,000 to 2,200,000,000, which, if approved, would take effect upon the Closing.

The sole reason that Fusion is presenting two separate Charter Proposals is to provide for a separate Class A Common Stock vote on Charter Proposal B, and thereby enable holders of Fusion Class A Common Stock to vote separately as a class on the increase in the authorized number of shares of New MoneyLion Class A Common Stock. In addition to the separate Class A Common Stock vote for Charter Proposal B, the Charter Proposals will each be subject to a vote of the outstanding shares of Fusion Class A Common Stock and Class B Common Stock, voting together as a single class.

The first paragraph on page 124 of the proxy statement/prospectus under the subsection “Vote Required for Approval” is hereby amended and restated as follows:

Each of the Charter Proposals is conditioned on the approval of the Business Combination Proposal and the other condition precedent proposals. Therefore, if the Business Combination Proposal is not approved, the Charter Proposals will have no effect, even if approved by the Fusion Stockholders. Approval of each of the Charter Proposals requires the affirmative vote of a majority of the outstanding Fusion Shares, voting together as a single class. In addition, Charter Proposal B requires the affirmative vote of holders of a majority of the outstanding shares of Fusion Class A Common Stock, voting as a class. Abstentions and broker non-votes have the same effect as a vote “AGAINST” each of these proposals.

The section of the proxy statement/prospectus entitled “The Incentive Plan Proposal” is hereby revised as follows:

The first paragraph on page 135 of the proxy statement/prospectus under the subsection “Vote Required for Approval” is hereby amended and restated as follows:

The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by Fusion Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Failure to submit a proxy at the Fusion Special Meeting and a broker non-vote will have no effect on the outcome of the Incentive Plan Proposal. However, the NYSE considers abstentions as “votes cast” and, therefore, abstentions will have the same effect as votes “AGAINST” this proposal. The Incentive Plan Proposal is conditioned upon the approval of the Business Combination Proposal, the Charter Proposals and the Stock Issuance Proposals. If the Business Combination Proposal, the Charter Proposals or the Stock Issuance Proposals are not approved, the Incentive Plan Proposal will have no effect, even if approved by our stockholders.

The section of the proxy statement/prospectus entitled “The ESPP Proposal” is hereby revised as follows:

The first paragraph on page 140 of the proxy statement/prospectus under the subsection “Vote Required for Approval” is hereby amended and restated as follows:

The approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by Fusion Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Failure to submit a proxy at the Fusion Special Meeting and a broker non-vote will have no effect on the outcome of the ESPP Proposal. However, the NYSE considers abstentions as “votes cast” and, therefore, abstentions will have the same effect as votes “AGAINST” this proposal. The ESPP Proposal is conditioned upon the approval of the Business Combination Proposal, the Charter Proposals and the Stock Issuance Proposals. If the Business Combination Proposal, the Charter Proposals or the Stock Issuance Proposals are not approved, the ESPP Proposal will have no effect, even if approved by our stockholders.

The section of the proxy statement/prospectus entitled “Notes to Unaudited Pro Forma Condensed Combined Financial Information” is hereby revised as follows:

The second paragraph on page 146 of the proxy statement/prospectus under the subsection “Description of the Transactions, The Business Combination” is hereby amended and restated as follows:

Under the Merger Agreement, Fusion has agreed to acquire all of the outstanding equity interests of MoneyLion for $2.2 billion in aggregate consideration. The aggregate consideration to be paid to MoneyLion stockholders shall be (i) shares of Class A common stock of New MoneyLion (valued at $10.00 per share), and, if elected by MoneyLion, cash consideration of up to 80% of the lower of (A) the amount (which may be zero) by which the Parent Closing Cash (as defined in the Merger Agreement) exceeds $260 million and (B) $100 million, and (ii) the contingent right to receive a pro rata portion of up to 17,500,000 shares of Class A common stock of New MoneyLion (the “Earn Out Shares”). If MoneyLion makes an election to receive cash consideration, holders of certain MoneyLion options would receive the remaining 20% of the cash consideration in lieu of receiving options to acquire New MoneyLion Class A common stock.

The section of the proxy statement/prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Fusion” is hereby revised as follows:

The second paragraph on page 159 of the proxy statement/prospectus under the subsection “Recent Developments” is hereby amended and restated as follows:

Under the Merger Agreement, we have agreed to acquire all of the outstanding shares of common stock of MoneyLion for $2,200,000,000 in aggregate consideration. MoneyLion stockholders will receive shares of Class A common stock of New MoneyLion (valued at $10.00 per share), and, if elected by MoneyLion, cash consideration of up to 80% of the lower of (A) the amount (which may be zero) by which the Parent Closing

Cash (as defined in the Merger Agreement) exceeds $260,000,000 and (B) $100,000,000, together with a contingent right to receive a pro rata portion of up to 17,500,000 shares of Class A common stock of New MoneyLion (the “Earn Out Shares”). If MoneyLion makes an election to receive cash consideration, holders of certain MoneyLion options would receive the remaining 20% of the cash consideration in lieu of receiving options to acquire New MoneyLion Class A common stock.

The section of the proxy statement/prospectus entitled “Business of New MoneyLion” is hereby revised as follows:

The paragraph on page 175 of the proxy statement/prospectus under the subsection “Continue penetrating our large addressable market:” is hereby amended and restated as follows:

Our target market is the 100 million middle-class Americans whose needs are not well-addressed by the current financial system. We define this market as individuals with household incomes up to $150,000 and FICO scores up to 750. While we have achieved significant growth and scale to date through developing an all-in-one, digital financial platform to meet the needs of our customers, the addressable market is vast, and we have a long runway for future growth. With the over $500 million in cash raised from the Business Combination (including approximately $350 million in cash held in the Trust Account immediately prior to Closing and an additional $250 million in cash proceeds received at Closing from the PIPE Investment, less, among other things, transaction expenses, redemptions, repayment of all or a portion of MoneyLion’s outstanding indebtedness and, if elected by MoneyLion, cash consideration paid at Closing to the MoneyLion stockholders and other holders of MoneyLion options of up to the lower of (A) the amount (which may be zero) by which the Parent Closing Cash (as defined in the merger agreement) exceeds $260,000,000.00 and (B) $100,000,000.00), we will have the ability to substantially increase our marketing spend versus our historical expenditure levels. We believe we have developed a highly efficient customer acquisition approach that will allow us to effectively deploy the expanded marketing spend and drive new customer growth.

Except as otherwise marked in this supplement, all references in the proxy statement/prospectus to the “Charter Proposal” is hereby changed to the “Charter Proposals”

The proxy statement/prospectus is hereby amended to include a new Annex H after Annex G as follows:

Annex H

AMENDMENT NO. 2 TO THE MERGER AGREEMENT

This AMENDMENT NO. 2 (this “Amendment”), dated as of September 4, 2021 to the Agreement and Plan of Merger dated as of February 11, 2021 (as amended on June 28, 2021 by that certain Amendment No. 1 to the Merger Agreement (“Amendment No. 1”) and as the same may be further amended, modified or supplemented in accordance with its terms, the “Merger Agreement”) is entered into by and between MoneyLion Inc., a Delaware corporation (“Company”), Fusion Acquisition Corp., a Delaware corporation (“Parent”), and ML Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub” and, together with Company and Parent, the “Parties”).

WHEREAS, Company, Parent and Merger Sub, entered into the Merger Agreement as of February 11, 2021 (the “Original Execution Date”);

WHEREAS, Company, Parent and Merger Sub, entered into Amendment No. 1 as of June 28, 2021;

WHEREAS, Section 11.12 of the Merger Agreement permits the Parties to amend the Merger Agreement by an instrument in writing signed by each of the Parties; and

WHEREAS, the Parties desire to amend certain terms of the Merger Agreement to the extent provided herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

Section 1. Defined Terms; References. Unless otherwise specifically defined herein, each capitalized term used herein that is defined in the Merger Agreement has the meaning assigned to such term in the Merger Agreement.

Section 2. Amendments to the Merger Agreement.

(a)     Section 1.03(b)(iii) of the Merger Agreement is hereby amended by adding “80% of” immediately after the phrase “(B) each Company Stockholder’s Pro Rata Share of: (1)”.

(b)     Section 1.04(e) of the Merger Agreement is hereby amended by adding “80% of” immediately after the phrase “with the Exchange Agent”.

(c)     Section 2.06(a) of the Merger Agreement is hereby deleted in its entirety and replaced with the following text:

“(a)    Upon the terms and subject to the conditions of this Agreement, the aggregate consideration to be paid to the Company Stockholders shall be: (i) the product of the Per Share Merger Consideration Value times the total number of Company Common Stock (excluding, for the avoidance of doubt, any Designated Exercised Options) held by the Company Stockholders as of the Effective Time (the “Stockholder Merger Consideration”) and (ii) the contingent right to receive the Earn Out Shares following the Closing in accordance with Article III (collectively, the “Total Stockholder Consideration”).”

(d)     Section 2.06(b) of the Merger Agreement is hereby amended by adding “80% of” immediately after the phrase “an amount in cash equal to” and immediately after the phrase “such Company Stockholder’s Pro Rata Share of”.

(e)     Section 2.07(b)(i) of the Merger Agreement is hereby deleted in its entirety and replaced with the following text:

“(i)    each share of Company Common Stock (other than Excluded Shares, Dissenting Shares and Designated Exercised Options) issued and outstanding at the Effective Time will be cancelled and automatically deemed for all purposes to represent the right to receive a portion of the Total Stockholder Consideration, with each Company Stockholder being entitled to receive (i) its Pro Rata Share of 80% of

Annex H-1

the Closing Cash Payment Amount, if any; (ii) its Pro Rata Share of the Closing Number of Securities; and (iii) during the Earn Out Period, its Earn Out Pro Rata Share of any Earn Out Shares upon the occurrence of each Triggering Event in accordance with Article III, in each case, without interest, upon surrender of stock certificates representing all of such Company Stockholder’s Company Common Stock (each, a “Certificate”) (or affidavits of loss in lieu of the Certificates as provided in Section 2.10(g)) and delivery of the other documents required pursuant to Section 2.10. As of the Effective Time, each Company Stockholder shall cease to have any other rights in and to the Company or the Surviving Corporation, and each Certificate relating to the ownership of shares of Company Common Stock (other than Excluded Shares, Dissenting Shares and Designated Exercised Options) shall thereafter represent only the right to receive the applicable portion of the Total Stockholder Consideration.”

(f)    Section 2.08(a) — (d) of the Merger Agreement is hereby deleted in its entirety and replaced with the following text:

“(a)    Effective as of the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, shall be treated as follows:

(i)    Each Cashout Company Option outstanding immediately prior to the Effective Time will automatically, without any action on the part of any Company optionholder or beneficiary thereof, convert into and shall represent the right to receive an amount in cash equal to (A) the number of shares of Company Common Stock underlying the applicable Cashout Company Option multiplied by (B) the excess, if any, of (x) the Per Share Merger Consideration Value over (y) the applicable exercise price (each such Company optionholder’s “Cashout Company Option Amount”). The Cashout Company Option Amount shall be payable to the Company optionholder, less required withholdings, on the Company’s first payroll date following the Closing, unless such payment must be delayed in order for such payment to comply with or benefit from any Tax treatment. Each holder of a Cashout Company Option as of immediately prior to the Effective Time shall also be entitled to receive its Earn Out Pro Rata Share of any Earn Out Shares upon the occurrence of each Triggering Event in accordance with Article III.

(ii)    Each Company Option other than a Cashout Company Option, whether or not then vested or exercisable, shall be assumed by Parent and shall be converted into a stock option (a “Converted Option”) to acquire shares of Parent Class A Stock. Each such Converted Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Option immediately prior to the Effective Time (but taking into account any changes thereto provided for in the applicable Company Stock Plan, in any award agreement or in such Company Option by reason of this Agreement or the Transactions). As of the Effective Time, each such Converted Option as so assumed and converted shall be exercisable for that number of shares of Parent Class A Stock determined by multiplying the number of shares of the Company Common Stock subject to such Company Option immediately prior to the Effective Time by the Exchange Ratio, which product shall be rounded down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Company Option immediately prior to the Effective Time by the Exchange Ratio, which quotient shall be rounded up to the nearest whole cent; provided, however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code. Each holder of a vested Converted Option as of immediately following the Effective Time shall also be entitled to receive its Earn Out Pro Rata Share of any Earn Out Shares upon the occurrence of each Triggering Event in accordance with Article III.

(iii)    As of the Effective Time, all Company Options shall no longer be outstanding and each holder of Converted Options shall cease to have any rights with respect to such Company Options, except as set forth in this Section 2.08(a). The Company shall take all necessary actions to effect the treatment of Company Options pursuant to this Section 2.08(a) in accordance with the Company Stock Plan and the applicable award agreements and to ensure that no Converted Option may be exercised prior to the effective date of an applicable Form S-8 (or other applicable form, including Form S-1

Annex H-2

or Form S-3) of Parent. Prior to the Effective Time, the Company shall deliver to each Company optionholder a notice, setting forth the effect of the Merger on such Company optionholder’s Company Options and describing the treatment of such Company Options in accordance with this Section 2.08.

(b)    Each Designated Exercised Option that is outstanding immediately prior to the Effective Time will automatically, without any action on the part of the holder of the Designated Exercised Option or beneficiary thereof, convert into and shall represent the right to receive an amount in cash equal to the Per Share Merger Consideration Value (with the aggregate amount paid to any holder of Designated Exercised Options to be the “Designated Exercised Option Amount”). The Designated Exercised Option Amount shall be payable to the applicable holder on the Company’s first payroll date following the Closing, unless such payment must be delayed in order for such payment to comply with or benefit from any Tax treatment. Each holder of a Designated Exercised Option as of immediately prior to the Effective Time shall also be entitled to receive its Earn Out Pro Rata Share of any Earn Out Shares upon the occurrence of each Triggering Event in accordance with Article III.

(c)    The term “Company Warrant” means each unexercised warrant to purchase shares of Company Common Stock or Company Preferred Stock from the Company held by any Person, whether or not then vested or fully exercisable, granted prior to the Effective Time (each such Person, a “Company Warrantholder”), and the term “Exercisable Company Warrant” means each Company Warrant that is vested or fully exercisable immediately prior to the Effective Time. At the Effective Time, each Company Warrant that is issued and outstanding immediately prior to the Effective Time and not exercised or terminated pursuant to its terms at or immediately prior to the Effective Time, unless otherwise agreed to in writing between the Company and the applicable Company Warrantholder with Parent’s prior written consent, shall be converted into a warrant (a “Parent Replacement Warrant”, and each Parent Replacement Warrant converted from an Exercisable Company Warrant, an “Exercisable Parent Replacement Warrant”) to acquire shares of Parent Class A Stock in accordance with the terms of the agreements underlying such Company Warrant. The exercise of any Company Warrants that are exercisable for shares of Company Preferred Stock shall occur immediately prior to the conversion contemplated by Section 2.07(a). Each holder of an Exercisable Parent Replacement Warrant shall also be entitled to receive its Earn Out Pro Rata Share of any Earn Out Shares upon the occurrence of each Triggering Event in accordance with Article III. As of the Effective Time, all Company Warrants shall no longer be outstanding and each holder of Parent Replacement Warrants shall cease to have any rights with respect to the Company Warrants, except as set forth in this Section 2.08(c).

(d)    Each Convertible Note that is issued and outstanding immediately prior to the Effective Time shall be exercised pursuant to its terms immediately prior to the Effective Time.”

(f)    Section 2.10(a) of the Merger Agreement is hereby amended by adding “80% of” immediately after the phrase “such Company Stockholder’s Pro Rata Share of: (i)”.

(g)    Section 1 of Schedule A of the Merger Agreement is hereby amended by adding the following defined terms and cross references:

““Cashout Company Option Amount”	Section 2.08(a)(i)”
““Designated Exercised Option Amount”	Section 2.08(b)”

(h)    Section 2 of Schedule A of the Merger Agreement is hereby amended by adding the following defined terms and definitions:

““Cashout Company Options” shall mean Vested Company Options or such other unvested Company Options identified by the compensation committee of the board of directors of the Company, with an aggregate net value (after taking into account the exercise prices for such Company Options) equal to 20% of the Closing Cash Payment (less the aggregate Designated Exercised Option Amount), with the individual allocations of the Cashout Company Options to be determined by the compensation committee of the Company’s board of directors in its sole discretion; provided that (i) Cashout Company Options shall not include any Vested Company Options for which the holder notified the Company in writing at least five (5) Business Days prior to Closing that such Vested Company Options shall not be treated as Cashout Company Options and shall remain as Company Options and (ii) any unvested Company Options that are determined to be Cashout Company Options shall be cancelled in connection with the receipt of the Closing Cash Payment. For purposes of

Annex H-3

determining which Company Options shall be treated as Cashout Company Options and surrendered by each holder, such holder shall first surrender the Vested Company Options that are nonqualified stock options and then shall surrender his or her incentive stock options, in descending order, beginning with the incentive stock options with the earliest grant date.

“Designated Exercised Options” shall mean the election to provide cash payment with respect to shares of Company Common Stock that would otherwise have been acquired by specified holders upon the exercise of Company Options prior to the Effective Time (including any unvested Company Options for which vesting was accelerated prior to the Effective Time), with the holders, maximum number of Company Options to be exercised and which Company Options may be exercised to be determined by the compensation committee of the Company’s board of directors in its sole discretion.

“Vested Company Option” shall mean any Company Option that is vested as of the Effective Time.”

(i)    The definition of “Closing Securities Payment Amount” in Section 2 of Schedule A of the Merger Agreement is hereby amended by adding “80% of” immediately after “minus (b)”.

(j)     The definition of “Company Stockholder” in Section 2 of Schedule A of the Merger Agreement is hereby amended by adding the text “(excluding, for the avoidance of doubt, Designated Exercised Options)” immediately after “Company Common Stock”.

(k)     The definition of “Earn Out Participant” in Section 2 of Schedule A of the Merger Agreement is hereby deleted in its entirety and replaced with the following text:

““Earn Out Participant” shall mean each Company Stockholder (including, for the avoidance of doubt, holders of Company Common Stock issued upon any automatic exercise of Company Warrants), Exercisable Company Warrants, Vested Company Options, Cashout Company Options or Designated Exercised Options, in each case, as of immediately prior to the Effective Time with an Earn Out Pro Rata Share in excess of zero (0).”

(l)    The definition of “Earn Out Pro Rata Share” in Section 2 of Schedule A of the Merger Agreement is hereby deleted in its entirety and replaced with the following text:

““Earn Out Pro Rata Share” shall mean, with respect to:

(a) each Company Stockholder, a fraction expressed as a percentage equal to (i) the amount of the Closing Number of Securities that such holder would be eligible to receive if the Closing Cash Payment Amount was zero divided by (ii) the sum of (x) the amount of the Closing Number of Securities that all Company Stockholders would be eligible to receive if the Closing Cash Payment Amount was zero; plus (y) the total number of shares of Parent Class A Stock (A) issued or issuable upon the exercise of the vested Converted Options and Exercisable Parent Replacement Warrants as of immediately following the Effective Time, (B) that would have been issued with respect to the Cashout Company Options had the Closing Cash Payment Amount been zero and they were treated as Company Options and converted in accordance with Section 2.08(a)(ii) and (C) that would have been issued with respect to the Designated Exercised Options; (this clause (ii), the “Earn Out Denominator”); and

(b) each holder of vested Converted Options and Exercisable Parent Replacement Warrants as of immediately following the Effective Time, Designated Exercised Options as of immediately prior to the Effective Time or Cashout Company Options as of immediately prior to the Effective Time, a fraction expressed as a percentage equal to (i) the sum of the total number of shares of Parent Class A Stock (x) issued or issuable upon exercise of such holder’s vested Converted Options or Exercisable Parent Replacement Warrants as of immediately following the Effective Time, (y) that would have been issued with respect to the Cashout Company Options had the Closing Cash Payment Amount been zero and they were treated as Company Options and converted in accordance with Section 2.08(a)(ii), and (z) that would have been issued with respect to the Designated Exercised Options, in each case, divided by (ii) the Earn Out Denominator, in each case with such adjustments to give effect to rounding as the Company may determine in its sole discretion;

provided, however, in no event shall the aggregate Earn Out Pro Rata Share exceed 100%.”

Annex H-4

(m)    The definition of “Fully Diluted Company Shares” in Section 2 of Schedule A of the Merger Agreement is hereby deleted in its entirety and replaced with the following text:

““Fully Diluted Company Shares” shall mean, without duplication, as of immediately before the Effective Time, the sum of: (i) the number of issued and outstanding shares of Company Common Stock (including, without duplication, the number of shares of Company Preferred Stock and the Holdback Shares, in each case on an as-converted basis, and the number of shares of Company Common Stock issuable to the holders of the Convertible Notes pursuant to the terms of the Convertible Notes, and excluding any Excluded Shares and Designated Exercised Options); (ii) the number of shares of Company Common Stock and Company Preferred Stock (on an as converted basis) issued or issuable upon the exercise of all in-the-money Company Options (whether or not then vested or fully exercisable); and (iii) the shares of Company Common Stock (including, without duplication, the number of shares of Company Preferred Stock on an as-converted to Company Common Stock basis) underlying all Exercisable Company Warrants, in each case of clauses (ii) and (iii), determined on a cash exercise basis and prior to the exercise of any Designated Exercised Options.”

(n)    The definition of “Per Share Merger Consideration Value” in Section 2 of Schedule A of the Merger Agreement is hereby amended by adding “plus the aggregate exercise price actually paid for the Designated Exercised Options” immediately after “immediately before the Effective Time”.

(o)    The definition of “Pro Rata Share” in Section 2 of Schedule A of the Merger Agreement is hereby amended by adding “and the Designated Exercised Options” immediately after “but excluding the Excluded Shares”, in both instances.

Section 3. Effect of Amendment.    From and after the date hereof, each reference in the Merger Agreement (or in any and all instruments or documents provided for in the Merger Agreement or delivered or to be delivered thereunder or in connection therewith) to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall, except where the context otherwise requires, be deemed a reference to the Merger Agreement as amended hereby. No reference to this Amendment need be made in any instrument or document at any time referring to the Merger Agreement, and a reference to the Merger Agreement in any of such instruments or documents will be deemed to be a reference to the Merger Agreement as amended hereby. The Parties agree that all references in the Merger Agreement to “the date hereof” or “the date of this Agreement” shall refer to the Original Execution Date. The Merger Agreement shall not be modified by this Amendment in any respect except as expressly set forth herein.

Section 4. Other Provisions.    This Amendment hereby incorporates the provisions of Sections 11.02 (Interpretation), 11.03 (Counterparts; Electronic Delivery), 11.04 (Entire Agreement; Third Party Beneficiaries), 11.05 (Severability), 11.06 (Other Remedies; Specific Performance), 11.07 (Governing Law), 11.08 (Consent to Jurisdiction; Waiver of Jury Trial) and 11.10 (Expenses) of the Merger Agreement as if fully set forth herein, mutatis mutandis.

[Signature Page Follows]

Annex H-5

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed by their respective authorized representatives as of the day and year first above written.

MONEYLION INC.
By:	/s/ Diwakar Choubey
	Name:	Diwakar Choubey
	Title:	President and Chief Executive Officer
FUSION ACQUISITION CORP.
By:	/s/ John James
	Name:	John James
	Title:	Chief Executive Officer
ML MERGER SUB INC.
By:	/s/ John James
	Name:	John James
	Title:	President and Secretary

Annex H-6

ADDITIONAL INFORMATON

You do not have to take any action if you have previously voted your shares on the proposals in the proxy statement/prospectus and do not wish to change your vote. If you have already voted or given your proxy and wish to change your vote, you should follow the procedures described in the proxy statement/prospectus or your voting instruction form. If you have not already voted, Fusion urges you to vote by proxy or voting instruction form, even if you plan to attend the Special Meeting.

Your vote is important. Fusion urges you to provide voting instructions on all the proposals in the proxy statement/prospectus to the organization that holds your shares to ensure that your shares will be represented at the Special Meeting.

Fusion urges you to carefully read this supplement together with the proxy statement/prospectus, including the section entitled “Risk Factors” beginning on page 42 of the proxy statement/prospectus. If you would like additional copies, without charge, of this supplement or the proxy statement/prospectus or if you have questions about the Business Combination, including the procedures for voting your shares, you should contact Fusion’s proxy solicitor:

Morrow Sodali LLC
470 West Avenue, Suite 3000
Stamford, CT 06902
Tel: (800) 662-5200
Banks and brokers call collect: (203) 658-9400
E-mail: FUSE.info@investor.morrowsodali.com

Neither the SEC nor any state securities commission has passed upon the adequacy or accuracy of the accompanying supplement or the adequacy or accuracy of the proxy statement/prospectus. Any representation to the contrary is a criminal offense.

Annex H-7